CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Hyde Park Acquisition Corp.

We hereby consent to the use in the Prospectus constituting part of Amendment No. 3 to the Registration Statement on Form S-1 of our report dated February 16, 2007 on the financial statements of Hyde Park Acquisition Corp. (formerly Rand Acquisition Corp. II) (a corporation in the development stage) as of December 31, 2006 and for the period from August 21, 2006 (date of inception) to December 31, 2006, which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

February 16, 2007